Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS PARTNER, BIOINVENT, PRESENTS

PHASE I/IIA DATA THAT SUGGESTS BI-1206 RESTORES

ACTIVITY OF RITUXIMAB IN RELAPSED NON-HODGKIN’S LYMPHOMA PATIENTS

•	Responses in 6 out of 9 patients evaluated provide exciting evidence that BI-1206 has the potential to restore activity of rituximab in non-Hodgkin’s lymphoma patients who have relapsed after treatment with rituximab
•	Long-lasting complete responses observed in two patients beyond 12 months
•	Key opinion leader (KOL) call to discuss results today, January 28, at 5.30 p.m. CET (11:30 a.m. ET)

ROCKVILLE, MD., and BEIJING (January 28, 2021) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announces that its partner BioInvent International AB (“BioInvent”) (OMXS: BINV), a biotech company focused on the discovery and development of novel and first-in-class immune-modulatory antibodies for cancer immunotherapy, announced positive interim results from the Phase I/IIa trial of the novel anti-FcγRIIB antibody BI-1206 in combination with rituximab (anti-CD20 monoclonal antibody) in patients with indolent relapsed or refractory B-cell non-Hodgkin's lymphoma (NHL).

“The responses observed in six out of nine patients are very encouraging and clearly suggest that BI-1206 may restore the response to rituximab in patients who have few treatment alternatives. The complete responses we have seen in two patients are particularly impressive and indicate that BI-1206 has the potential to significantly improve the lives of NHL patients who have progressed after several lines of treatment. Based on these results, we will now move to identify the recommended Phase II dose for the Phase IIa part of the trial and look forward to further evaluating the exciting potential of BI-1206 to bring much needed innovation to lymphoma patients,” said Martin Welschof, Ph.D, CEO of BioInvent.

Of the 9 patients who completed the induction cycle, 6 patients have shown either complete or partial responses several of which are still ongoing. Two patients (30 mg and 70 mg dose) achieved a complete response, which continues to be sustained 12 and 24 months later. Another patient who had a blastoid form of MCL achieved a partial response, and a complete depletion of peripheral tumor cells. Readout from two patients is still pending.

A total of 15 patients have been recruited to date in the Phase I dose escalation part of the study, all of whom were late stage and have failed conventional treatments, including several lines of rituximab-containing therapies.

To address dose limiting toxicities seen at higher doses earlier in the trial, a new safety protocol was implemented, enabling higher doses to be administered. No dose-limiting toxicities have been observed in the five patients who have been treated under the current protocol, despite receiving higher doses of BI-1206.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, said, “We continue to be excited about this anti-FcγRIIB antibody’s potential in restoring rituximab’s activity in NHL patients, and these results provided further encouraging evidence of its potential as a durable and safe treatment alternative. We remain encouraged by its potential application across multiple tumor types in many first line treatments and in refractory settings and are excited to be taking an important step closer to making BI-1206 available to patients and healthcare providers across Greater China.”

BioInvent will hold a key opinion leader (KOL) call today, Thursday, January 28 at 5:30 p.m. CET (11:30 a.m. ET) to discuss the results and next steps in clinical development of BI-1206. Renowned lymphoma expert Mats Jerkeman, MD, Lund University, will give a presentation on the current treatment landscape, and unmet medical need for patients with relapsed or refractory NHL. The BioInvent management team will be available for Q&A and CASI will provide an update on the development plan and potential for BI-1206 in China.

About the BioInvent Phase I/IIa study of BI-1206 in NHL The Phase I/IIa study consists of two parts: i) Phase l, with dose escalation cohorts using a 3+3 dose-escalation design and selection of the recommended Phase IIa dose (RP2D); and ii) Phase IIa, an expansion cohort at the RP2D, enriched with patients with mantle cell lymphoma (MCL). Subjects in each phase receive 1 cycle (4 doses) of induction therapy with BI-1206 in combination with rituximab. Subjects who show clinical benefit at week 6 continue onto maintenance therapy and receive BI-1206 and rituximab once every 8 weeks for up to 6 maintenance cycles, or up to 1 year from first dose of BI-1206.

About BioInvent

BioInvent International AB (OMXS: BINV) is a clinical stage company that discovers and develops novel and first-in-class immuno-modulatory antibodies for cancer therapies, with two ongoing programs in Phase l/ll clinical trials for the treatment of hematological cancer and solid tumors, respectively. Two preclinical programs in solid tumors are expected to enter clinical trials by the end of 2020. The Company’s validated, proprietary F.I.R.S.T™ technology platform simultaneously identifies both targets and the antibodies that bind to them, generating many promising new drug candidates to fuel the Company’s own clinical development pipeline or for additional licensing and partnering.

The Company generates revenues from research collaborations and license agreements with multiple top-tier pharmaceutical companies, as well as from producing antibodies for third parties in the Company’s fully integrated manufacturing unit. More information is available at www.bioinvent.com.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. (NASDAQ: CASI) is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the Greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd. (“CASI China”), which is located in Beijing, China. The Company has built a commercial team of over 70 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

For further information, please contact:

BioInvent
Martin Welschof, CEO	Mary-Ann Chang, LifeSci Advisors
+46 (0)46 286 85 50	+44 7483 284853
martin.welschof@bioinvent.com	mchang@lifesciadvisors.com

CASI
Wei-Wu He, Ph.D, CEO	Jennifer Porcelli, Solebury Trout
ir@casipharmaceuticals.com	+1 646.378.2962
jporcelli@troutgroup.com